Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Announces Appointment of James A. Reuter as President and CEO
Billings, Mont., October 19, 2024 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) (“First Interstate or the “Company”) announced today the appointment of James (Jim) A. Reuter as President and Chief Executive Officer, effective November 1, 2024, replacing Kevin P. Riley, whose retirement was announced earlier this year.
“After a thorough and comprehensive search, the Board of Directors is thrilled to welcome Jim to First Interstate,” said Stephen B. Bowman, First Interstate’s Board Chair. “Having spent more than 37 years in the banking industry, Jim is a proven leader with a strong track record of developing and executing strategic growth plans in the community banking space.”
“His deep knowledge of our footprint, command of the regulatory and risk environment, and ability to implement organic growth initiatives that add value to clients and shareholders alike positions us well for future success,” Bowman continued. “We’re confident Jim’s leadership style will fit in seamlessly with our culture of integrity and commitment to helping people and their money work better together.”
Reuter joins First Interstate from FirstBank Holding Company – one of the largest privately held banks in the nation – where he served as President and CEO for the past seven years before retiring in March 2024. During his time as CEO, Reuter led FirstBank through one of the largest growth periods in its history, growing the bank from $17 billion in total assets when he was named CEO in 2016 to more than $28 billion in total assets.
“It’s an honor to be joining an organization that prioritizes showing up for the communities it serves,” Reuter said. “I’m energized by the growth momentum and position of strength that First Interstate has built over the last several years and am excited to partner with the Board of Directors and the entire leadership team to continue advancing the company forward.”
Reuter currently serves on the Board of CEOs Against Cancer - Colorado Chapter and has previously served on the Boards of several nonprofits, including Mentor Young Americans Bank, Center City Collaborative, Women’s Foundation of Colorado, the Blind Institute of Technology, Special Olympics Colorado and Ability Connection Colorado.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Arizona, Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through its bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Company Contact:
David Della Camera, CFA	NASDAQ: FIBK
Deputy Chief Financial Officer (406) 255-5363 investor.relations@fib.com	www.FIBK.com

Media Contact:
Sara Becker
Director of Marketing and Communications (406) 255-5314 sara.becker@fib.com
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